Exhibit 21.0

Subsidiaries of Registrant	Jurisdiction of Incorporation

Orbis Education Services, LLC	DE
Orbis Education Management Company, LLC	IN
Orbis Education II, LLC	DE
GC Education, Inc.	AZ
Tierra Vista Inversiones, LLC	DE
Nueva Ventura, LLC	AZ
Casa de Amistad, LLC	AZ
Amigos de Torrejon, LLC	AZ
Piedras Bonitas Inversiones, LLC	AZ
La Sonrisa de Siena, LLC	AZ
Nuevo Comienzo, LLC	AZ
El Vecino de Amigos, LLC	AZ
La Fuente de la Comunidad, LLC	AZ
Rentwise Properties, LLC	AZ
Mid-State Rental Properties, LLC	AZ
REG 5160, LLC	AZ